EXHIBIT 10.8

September 6, 2005

Jay Fulcher

6373 San Ignacio Ave.

San Jose, CA 95119

Re:    Withholding Tax Matters

Jay:

The purpose of this letter is to confirm our understanding with respect to certain withholding taxes that will become due later this year. On October 9, 2002 Agile granted you an option to purchase 150,000 shares of Common Stock at an exercise price of $0.01 per share (the “Option”). Of the shares subject to the Option, 100,000 vested in 2004 or earlier and the remaining 50,000 shares (the “2005 Shares”) vest in October of this year. At the time you exercise the Option, you will realize ordinary income—and Agile will have an obligation to pay withholding taxes with respect to the gain recognized on exercise.

In accordance with applicable law and Agile’s Insider Trading Policy, you may only sell Agile stock during “open” trading windows, generally the middle month of each fiscal quarter. Notwithstanding that the trading window may be open, individuals are nonetheless precluded from selling Agile stock if they hold material, non-public information about Agile.

In recognition of the fact that you may be in a situation where you have to exercise the Option as to the 2005 Shares, but would be precluded by our Insider Trading Policy from selling the underlying shares to cover the taxes arising on exercise, you and Agile agrees as follows:

•	You will exercise the Option as to the 2005 Shares during trading window that will open in late November and continue through December 2005 (the “December 2005 Window”);

•	In the event that the December 2005 Window does not open as for any reason, or is generally open but at the time you exercise the Option you hold material, non-public information that precludes you from selling shares, you will surrender to Agile a number of shares of Agile common stock that have a value[1] equal to the withholding tax obligations[2] arising from exercise of the Option, and Agile will remit these amounts to the appropriate tax authorities on your behalf.

[1]	Shares accepted to cover the taxes will be valued based on the closing price of Agile’s common stock on the day you exercise the Option.
[2]	Taxes will be withheld and paid as follows: federal—25%; social security—6.2% (subject to annual cap); medicare—1.45%; California income tax—9.3%; California disability—1.08% (subject to annual cap). You and we acknowledge that your actual tax liability with respect to the gain realized on exercise of the option may be more or less than the amounts withheld, and that you remain responsible for any incremental taxes payable by you.

The arrangement to accept shares to cover withholding taxes described in this letter is only intended to address the 2005 Shares. You will remain responsible for covering withholding tax obligations in cash with respect to exercising the Option as to the previously vested shares.

Please confirm that this letter reflects our understanding by countersigning and returning a copy to us.

Very truly yours,

Agile Software Corporation

/s/    Bryan D. Stolle

Chief Executive Officer

The foregoing reflects my understanding of the matters described in this letter.

/s/ Jay B. Fulcher
Jay B. Fulcher

Date:	September 6, 2005